Exhibit 99.1

February 27, 2023

Fellow Shareholders:

Our fourth quarter results represent a strong finish to 2022 and an inflection point for our company supported by two very important milestones: we surpassed $1 billion in total annual revenue and $100 million in ad sales annual revenue for the first time. The quarter also marked our lowest level of quarterly cash usage in Fubo’s time as a publicly-traded company and we achieved positive gross profit. Over the course of 2022, we undertook bold measures to position our business for today’s challenging macroeconomic environment. We furthermore believe that Fubo’s model will prove to be resilient, profitable and poised to continue to deliver a truly differentiated consumer experience while providing our media partners with a growing distribution platform.

Q4/FY 2022 Highlights1:

●	Meaningfully exceeded the midpoint of our Q4 subscriber growth and revenue guidance by 80K subs and $32 million, respectively.
●	Drove a 1,127 bps YoY improvement in Net Loss Margin.
●	Accomplished a 814 bps YoY improvement in Q4 Adjusted EBITDA (AEBITDA) margin due to continued focus on and prioritization of unit economics and operating efficiency.
●	Achieved the most favorable quarterly cash usage in our time as a public company.
●	Closed out FY 2022 with record high 1.445 million subscribers in North America and 420,000 subscribers in Rest of World.
●	Reaffirmed our long-term plan, with a commitment to achieving positive free cash flow in 2025.

Q4 and FY Performance

Our record performance in the quarter and throughout 2022 reaffirms our unique value proposition and our long-standing thesis that an aggregated offering with multiple monetization levers remains the most attractive live TV option for consumers and media partners.

1Financial information presented in this letter reflects Fubo’s results on a continuing operations basis, which excludes our former wagering reportable segment. See “Basis of Presentation – Continuing Operations” below.

1

Turning to our fourth quarter results, Fubo posted North American subscription revenue growth of 36% year-over-year. This was driven by both expansion in ARPU (due to higher take-rate of premium-priced bundles) as well as overperformance in subscriber growth (due to the impact of the World Cup, efficient subscriber acquisition cost (SAC) and reductions in churn). In addition, North American advertising revenue grew 30% year-over-year.

The fourth quarter marked the one-year anniversary of our acquisition of French streaming service, Molotov. Since joining with Fubo, the company achieved the highest revenue and subscriber numbers in its history and continually delivered against our Rest of World (ROW) forecasts. As a result, our ROW streaming business ended the quarter with 420,000 total paid subscribers and $7.2 million in total revenue.

Note: Financial information presented and discussed in this letter reflects Fubo’s results on a continuing operations basis, which excludes our former wagering reportable segment. See “Basis of Presentation – Continuing Operations” below for further detail.

Q4 2022 Results and 1Q/FY23 Guidance2

Summary Financials (millions) (GLOBAL)	4Q21	4Q22	4Q22 YoY %
Revenue	$231.1	$319.3	+38%
Total Operating Expenses	$324.6	$413.2	+27%
Net Loss	$-95.4	$-95.9	-0%
Net Loss Margin	-41.3%	-30.0%	+1,127 bps
Adjusted EBITDA	$-73.4	$-75.4	-3%
Adjusted EBITDA Margin	-31.8%	-23.6%	+814 bps

Key Operating Metrics (NORTH AMERICA STREAMING)	4Q21	4Q22	4Q22 YoY %
Subscribers (thousands)	1,122	1,445	+29%
Revenue ($ in millions)	$229.6	$312.1	+36%
ARPU	$72.54	$75.20	+4%

Key Operating Metrics (REST OF WORLD STREAMING)[3]	4Q21	4Q22	4Q22 YoY %
Subscribers (thousands)	193	420	+117%
Revenue ($ in millions)	$1.5	$7.2	-
ARPU	-	$6.09	-

2 Our full Net Loss for FY22 was -$561.9 million, which includes -$136.9 million loss from discontinued operations. Loss from continuing operations was -$425 million. Our full Net Loss for Q4 2022 was -$152.0 million, which includes -$56.1 million loss from discontinued operations. Loss from continuing operations was -$95.9 million.

3 Comparable information for 4Q21 is not presented for ROW Revenue or ARPU because, until our acquisition of the French streaming service, Molotov, in December 2021, we primarily operated in North America and therefore we believe such a comparison would not provide useful information for investors in evaluating our business.

2

Guidance (NA)	1Q23	FY23
Revenue ($ in millions)	$295-$300	$1,195-$1,225
Subscribers (thousands)	1,140-1,160	1,510-1,530

Guidance (ROW)	1Q23	FY23
Revenue ($ in millions)	$$5.5-$6.5	$$24.5-$28.5
Subscribers (thousands)	368-373	395-415

Net loss from continuing operations in the fourth quarter was $95.9 million. We had a fourth quarter 2022 earnings per share (EPS) loss of $0.48, inclusive of $0.02 impact from operating expenses associated with the Molotov business acquired in 4Q21, compared to a loss of $0.64 in the fourth quarter of 2021. Adjusted EPS in the fourth quarter of 2022 was a loss of $0.39 compared to an adjusted EPS loss of 0.50 in 4Q21. Adjusted EPS excludes the impact of stock-based compensation, amortization of intangibles, amortization of debt discount and other non-cash items.

We also achieved a sequential improvement in cash usage and year-over-year improvement in Adjusted EBITDA (AEBITDA) Margin. We closed the quarter with $343.2 million in cash, cash equivalents and restricted cash, and we remain confident in our current liquidity position. During the fourth quarter we executed on our at-the-market (ATM) program yielding $63.2 million in net proceeds. We remain highly disciplined in the management of our capital structure to afford Fubo the financial flexibility and optionality to fund measured and disciplined growth initiatives.

Operational Highlights

North America Ad Sales

Our North America advertising business closed a record year in 2022, delivering over $100 million in revenue (up 37% year-over-year) for the first time. Our top 10 advertisers from 2021 increased total spend with us in 2022 by 85%. Additionally, Fubo added a record number of new advertisers to our platform over the course of the year.

In the fourth quarter, we increased our ad revenue by 30% from the previous year, achieving $33.6 million. Within the quarter, we added nearly 175 new advertisers, completely sold out our World Cup ad inventory and had a record-breaking political season.

While we are excited that we achieved these milestones, we still have much to do to improve our ad tech platform and integrate more data products.

3

In 2023, we are focused on increasing our ad inventory with the continued launch of new FAST (Free Advertising Supported Television) channels. Our product teams are also working on improving consumer discovery of our FAST channels to give our customers a greater diversity of content, while also expanding our ad inventory.

North America Content

As a reminder, the subscriber related expenses line item has the greatest amount of potential in terms of operating leverage. With $984 million in total North America revenue in 2022, our total content costs remain a meaningful percentage of revenue. We continuously evaluate the return on investment of our content portfolio to balance a content offering that will grow, engage and retain subscribers against the cost to Fubo. With our increased scale relative to prior renewals, we expect 2023 to mark notable improvement in our content margins.

At the end of 2022, we made the decision to remove a media partner given the fungibility of its content and its growing availability on FAST channels. We experienced negligible churn as a result of this decision. We will continue to evaluate and appropriately price our content relationships as we approach renewals.

We also continued to double-down on our brand through our ongoing commitment to super-serve sports fans. We solidified our positioning as the home for local sports coverage through a mutually beneficial carriage agreement that returned to Fubo the Bally Sports regional sports networks (RSNs), previously dropped in January 2020. Our total RSN offering now includes approximately 35 channels, enabling Fubo to deliver at least one RSN to nearly every U.S. subscriber.

Since closing the quarter, we have enacted a $5 price increase to our U.S. channel plans. We also raised the price of our RSNs to be able to offer these channels in our base plan and to the widest number of consumers. Even with these price increases, Fubo remains the lowest cost streaming option for local sports on the market.

Moreover, our FAST channels strategy is beginning to contribute to margin expansion. The 80+ FAST free ad-supported channels that now live on our platform generated roughly 5% of our advertising revenue in 2022, up from 1% in 2021, and over eight million hours of viewership in the fourth quarter. The popularity of these channels speaks to fungibility in entertainment content, and the increase in leverage we have going into future negotiations, allowing us to maintain a high level of engagement and improve monetization.

In summary, we believe the sunsetting of one of our previous media partners and the expansion of FAST channels coupled with our recent price increases together will help expand our unit economics. We have reflected the impact of these initiatives in our 2023 guidance, which you will see below.

Looking ahead, we’re continuing to make progress towards the launch of our Maximum Effort Channel, a partnership with Ryan Reynolds’ Maximum Effort Productions. We look forward to sharing more about our content, distribution and ad sales strategy in the future.

4

Molotov and Unified Platform

The end of the year marked the first anniversary of our acquisition of Molotov, a leading French live TV streaming platform and also Fubo’s first significant M&A transaction. We believe this transaction is a proof point of our ability to execute on our plan. In one year, in Rest of World, we meaningfully increased revenue and more than doubled subscribers to 420,000 - all with a modest marketing budget. Notably, we managed to leverage Molotov’s million-plus free users to add high quality subscribers.

Equally noteworthy, Rest of World has been accretive to our global gross margin profile. This is a reflection of our company-wide focus on unit economics.

It’s also important to note that Salto, a TV streaming service launched by France’s largest media companies and Molotov’s main competitor, has announced it will shut down in March 2023, improving Molotov’s competitive positioning in the market. We believe this new media landscape in France will bring us significant opportunities to further enhance our unit economics and efficiently scale our subscriber base.

Looking ahead to Rest of World, we will continue to focus on growing subscribers and contributing to our long-term goal of achieving positive AEBITDA. We continue to integrate Molotov’s team of like-minded talent and technology through our Unified Platform (UP) initiative, which will unite Fubo and Molotov products and apps together. We remain confident UP will drive significant cost savings over the next three years.

5

Throughout the year, there have been many key learnings that we identified as we integrated the talented Molotov team to drive subscriber growth and to improve the profitability of the service. We believe many of these lessons will benefit both Fubo and Molotov. Our goal is to launch Unified Platform in the U.S. this year, reducing the cost to operate both services while increasing product velocity and innovation.

Optimizing Live TV and Sports Viewership

Our teams are focused on implementing our proprietary AI technology to push the boundaries of live TV streaming. We see this as a natural evolution of our commitment to interactivity and our ability to offer the consumer a lean-forward or lean-back experience, super-serving the ardent sports fan while also remaining accessible to the entire family. Through these innovations, we aim to:

●	Leverage the proprietary computer vision technology and talent from the Edisn.ai acquisition (December 2021) to programmatically understand what happens in each frame of a live stream, in real time. This allows sports fans to engage on a per-play basis not just a per-game basis (lean-forward strategy).
●	Maximize the value of FAST channels (lean-back strategy).
●	Introduce AI-based ad products and AI-based subscriber growth optimization.

We look forward to sharing more on our progress in the quarters to come.

Guidance

North America Streaming

Due to the seasonality in our business as a result of Fubo’s sports-first positioning and the heavier sports calendar in the second half of the year, we evaluate our performance on a year-over-year basis. Historically, Q1 has been softer than Q4, when viewed sequentially, on revenue and subscribers. Our Q1 2023 guidance reflects our continued emphasis on ARPU and unit economic expansion, alongside the impact of seasonality, the strong benefit from the World Cup in Q4 2022, our recently announced price increases, and additional content adjustments.

Our Q1 2023 subscriber guidance projects 1,140,000-1,160,000 subscribers. In addition, our Q1 2023 revenue guidance projects revenue of $295-$300 million. While the subscriber guidance represents 9% growth year-over-year at the midpoint, the revenue guidance represents 26% growth year-over-year at the midpoint. This reflects our emphasis on ARPU and unit economic expansion.

Similarly, on a full-year basis we are guiding to revenue of $1,195-$1,225 million, representing 23% YoY growth at the midpoint, and subscribers of 1,510,000-1,530,000, representing 5% YoY growth at the midpoint. Excluding the estimated impact of the 2022 World Cup, a quadrennial event, we are continuing to forecast double-digit growth for 2023 of roughly ~10% at the midpoint of our guidance range.

6

ROW Streaming

We are guiding to ROW Q1 2023 subscribers of 368,000-373,000, representing 22% growth year-over-year at the midpoint, and revenue of $5.5-$6.5 million, representing 8% growth year-over-year at the midpoint.

On a full-year basis we are guiding to subscribers of 395,000-410,000, and revenue of $24.5-$28.5 million. Excluding the impact of the 2022 World Cup, we are forecasting at least mid-single-digit subscriber growth for 2023 at the midpoint of our guidance range.

Please note that above guidance for North America streaming and ROW streaming reflects our forecast as of today. As a result of, among other things, the current macroeconomic environment, our actual operating results may differ significantly from our guidance.

Long-Term Outlook

We remain very excited about the opportunity in front of us. There are still approximately 62 million U.S. consumers who have not cut the cord. In the shorter term, we are well-positioned for the next major sports season - baseball - which runs from the second - fourth quarters. With our expanded RSN portfolio, we have increased our coverage while other vMVPDs have dropped this content.

In terms of growth, we believe we will grow North America subscribers by at least 10% annually (excluding the impact of the 2022 World Cup) as a result of these moves and the continued secular decline of pay TV. We believe we remain on track to reach approximately 2 million North America subscribers by 2025.

Conclusion

Fubo delivered a record fourth quarter and full year across a number of our key financial and operational metrics, including surpassing $1 billion in total annual revenues and $100 million in annual ad revenue for the first time.

We have added differentiated content, including Bally Sports’ expansive portfolio of regional sports networks, aimed at driving subscriber growth and doubling-down on our sports-first positioning. With our recent price-up, we are cycling out non profitable customers with those that have long-term and enduring value. We believe our continued subscriber growth gives us real leverage in partner negotiations and we are closely examining which content aligns with our profitability goals. Additionally, we believe our Unified Platform initiative, which will integrate Molotov’s team and technology, will drive further innovation enabling us to deliver a premium experience that surprises and delights our customers.

We look forward to keeping you updated on our progress in the quarters to come.

Sincerely,

David Gandler, co-founder and CEO	Edgar Bronfman Jr., executive chairman

7

Q4 2022 Earnings Live Conference Call

FuboTV CEO David Gandler and CFO John Janedis will host a live conference call today at 8:30 a.m. ET to deliver brief remarks followed by Q&A. The live call will be available on the Events page of FuboTV’s investor relations website. An archived replay will be available on Fubo’s website following the call. Participants should join the call 10 minutes in advance to ensure that they are connected prior to the event.

More Information

We encourage you to read our full set of financial statements and SEC filings, and to sign up for email alerts, on the investor relations section of our website at ir.fubo.tv.

Additional information is available at www.sec.gov under FuboTV Inc.’s filings, as well as https://ir.fubo.tv.

Fubo intends to use its website as a disclosure channel and investors are encouraged to refer to it, as well as press releases and SEC filings. The company encourages reading the full set of financial statements and related disclosures in its Annual Report on Form 10-K for the year ended December 31, 2022 that will be filed with the SEC.

About Fubo

With a mission to build the world’s leading global live TV streaming platform with the greatest breadth of premium content and interactivity, FuboTV Inc. (NYSE: FUBO) aims to transcend the industry’s current TV model. The company operates Fubo in the U.S., Canada and Spain and Molotov in France.

In the U.S., Fubo is a sports-first cable TV replacement product that aggregates more than 125 live sports, news and entertainment networks and is the only live TV streaming platform with every Nielsen-rated sports channel (source: Nielsen Total Viewers, 2022). Leveraging Fubo’s proprietary data and technology platform optimized for live TV and sports viewership, subscribers can engage with the content they are watching through interactive product features like FanView, an in-video experience showcasing live game, team and player stats and scores in real time. Fubo was also the first virtual MVPD to enable simultaneous viewing on up to four screens (Multiview on Apple TV) as well the first to stream in 4K HDR.

Ranked #1 in Customer Satisfaction among Live TV Streaming Providers by J.D. Power (2022), Fubo has been called “a force in sports streaming” by Forbes, “the best streaming service for sports aficionados” by Tom’s Guide and was heralded by CNET for its “ease of use.” Learn more at https://fubo.tv

8

Forward-Looking Statements

This letter contains forward-looking statements of FuboTV Inc. (“Fubo”) that involve substantial risks and uncertainties. All statements contained in this letter that do not relate to matters of historical fact are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding our business strategy and plans, including content partnerships and strategy, market opportunity, expectations regarding innovation, growth and profitability, the continued shift in consumer behavior and industry and advertising trends, the integration of Molotov, planned launch of Unified Platform and expected synergies, expectations regarding our leverage in content negotiations, seasonality, our financial condition, and anticipated financial performance, including quarterly and annual guidance, and cash flow and Adjusted EBITDA targets. The words “could,” “will,” “plan,” “intend,” “anticipate,” “approximate,” “expect,” “potential,” “believe” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that Fubo makes due to a number of important factors, including but not limited to risks related to our pursuit and engagement in acquisitions; our actual operating results may differ significantly from our guidance; risks related to Fubo’s access to capital and fundraising prospects to fund its ongoing operations and support its planned growth; risks related to diverting management’s attention from Fubo’s ongoing business operations to address integration and fundraising efforts; the restrictions imposed by content providers on our distribution and marketing of our products and services; our reliance on third party platforms to operate certain aspects of our business; risks related to our technology, as well as cybersecurity and data privacy-related risks; our ability to achieve or maintain profitability; our revenue and gross profit are subject to seasonality; our operating results may fluctuate; our ability to attract and retain subscribers; we may not be able to license streaming content or other rights on acceptable terms; risks related to the prior operation and dissolution of our wagering business; risks related to the difficulty in measuring key metrics related to our business; risks related to the highly competitive nature of our industry; risks related to ongoing or future legal proceedings; and other risks, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates, and changes in tax and other laws, regulations, rates and policies, including the impact of COVID-19 on the broader market. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are discussed in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 filed with the Securities and Exchange Commission (“SEC”), our Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the SEC, and our other periodic filings with the SEC. We encourage you to read such risks in detail. The forward-looking statements in this letter represent Fubo’s views as of the date of this letter. Fubo anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing Fubo’s views as of any date subsequent to the date of this letter.

(FuboTV Inc. Financial Statements begin on the following pages)

9

fuboTV Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2022	2021	2022	2021
	Unaudited	Unaudited	Audited	Audited
Revenues
Subscription	$284,864	$204,840	$905,886	$564,441
Advertising	33,853	26,107	101,739	73,749
Other	598	130	1,071	180
Total revenues	319,315	231,077	1,008,696	638,370
Operating expenses
Subscriber related expenses	297,388	216,064	976,415	593,241
Broadcasting and transmission	19,315	18,297	73,377	55,563
Sales and marketing	57,615	44,565	183,615	135,720
Technology and development	14,905	11,514	69,264	55,418
General and administrative	15,436	24,147	81,151	89,039
Depreciation and amortization	8,557	9,998	36,731	37,666
Total operating expenses	413,216	324,585	1,420,553	966,647
Operating loss	(93,901)	(93,508)	(411,857)	(328,277)

Other income (expense)
Interest expense and financing costs	(2,022)	(3,420)	(11,696)	(13,451)
Amortization of debt discount	(632)	(4,235)	(2,476)	(14,928)
Loss on extinguishment of debt		-	-	(380)
Change in fair value of warrant liabilities	-	4,773	(1,701)	2,659
Other income (expense)	124	-	1,019	(90)
Total other expense	(2,530)	(2,882)	(14,854)	(26,190)

Loss from continuing operations before income taxes	(96,431)	(96,390)	(426,711)	(354,467)
Income tax benefit	516	948	1,666	2,681
Net loss from continuing operations	(95,915)	(95,442)	(425,045)	(351,786)

Discontinued operations
Loss from discontinued operations before income taxes	(56,167)	(16,540)	(136,874)	(31,177)
Income tax benefit	-	-	-	-
Net loss from discontinued operations	(56,167)	(16,540)	(136,874)	(31,177)

Net loss	(152,082)	(111,982)	(561,919)	(382,963)

Less: Net loss attributable to non-controlling interest	101	21	442	126
Net loss attributable to common shareholders	$(151,981)	$(111,961)	$(561,477)	$(382,837)

Other comprehensive income (loss)
Foreign currency translation adjustment	10,840	172	(767)	172
Comprehensive loss attributable to common shareholders	$(141,141)	$(111,789)	$(562,244)	$(382,665)

Net loss per share attributable to common shareholders
Basic and diluted loss per share from continuing operations	$(0.48)	$(0.64)	$(2.33)	$(2.56)
Basic and diluted loss per share from discontinued operations	$(0.28)	$(0.11)	$(0.75)	$(0.23)
Basic and diluted net loss per share	$(0.76)	$(0.76)	$(3.08)	$(2.78)
Weighted average shares outstanding:
Basic and diluted	200,129,461	148,052,682	182,472,069	137,498,077

Stock-based compensation was allocated as follows:
Subscriber related expenses	53	28	144	71
Sales and marketing	3,699	5,698	22,198	7,818
Technology and development	2,538	1,757	9,998	13,752
General and administrative	3,623	2,632	20,114	31,509
Total stock-based compensation	9,913	10,115	52,454	53,150

10

fuboTV Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2022	2021
	Audited	Audited
ASSETS
Cash and cash equivalents	$337,087	$370,968
Accounts receivable, net	43,996	34,297
Prepaid sports rights	37,668	3,284
Prepaid and other current assets	13,508	13,595
Assets of discontinued operations	4,643	6,361
Total current assets	436,902	428,505

Property and equipment, net	4,975	5,114
Restricted cash	6,139	5,112
Intangible assets, net	171,832	203,561
Goodwill	618,506	619,587
Right-of-use assets	35,888	34,654
Other non-current assets	3,532	3,017
Assets of discontinued operations	-	70,228
Total assets	$1,277,774	$1,369,778

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	66,952	55,767
Accrued expenses and other current liabilities	264,415	215,285
Notes payable	5,687	5,113
Deferred revenue	65,370	44,296
Warrant liabilities	-	3,548
Long-term borrowings - current portion	1,986	3,668
Current portion of lease liabilities	1,763	3,825
Liabilities of discontinued operations	32,581	5,795
Total current liabilities	438,754	337,297

Convertible notes, net of discount	394,094	316,354
Deferred income taxes	765	2,431
Lease liabilities	39,266	31,682
Other long-term liabilities	1,565	-
Liabilities of discontinued operations	-	11,133
Total liabilities	874,444	698,897

Redeemable non-controlling interest	1,648	-

Shareholders’ equity:
Common stock par value $0.0001: 400,000,000 shares authorized; 209,684,548 and 153,950,895 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	21	16
Additional paid-in capital	1,972,006	1,691,206
Accumulated deficit	(1,558,088)	(1,009,293)
Non-controlling interest	(11,662)	(11,220)
Accumulated other comprehensive income (loss)	(595)	172
Total shareholders’ equity	401,682	670,881
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,277,774	$1,369,778

11

fuboTV Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended
	December 31,
	2022	2021
	Audited	Audited
Cash flows from operating activities
Net loss	$(561,919)	$(382,963)
Less: Loss from discontinued operations, net of tax	(136,874)	(31,177)
Net loss from continuing operations	(425,045)	(351,786)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	36,731	37,666
Stock-based compensation	52,454	53,150
Amortization of debt discount	2,476	14,928
Loss on extinguishment of debt	-	380
Deferred income tax benefit	(1,666)	(2,681)
Change in fair value of warrant liabilities	1,701	(2,659)
Amortization of right-of-use assets	3,078	954
Other adjustments	1,155	583
Changes in operating assets and liabilities of business, net of acquisitions:
Accounts receivable, net	(9,778)	(15,047)
Prepaid expenses and other assets	(950)	(3,554)
Prepaid sports rights	(34,384)	(3,284)
Accounts payable	12,014	8,727
Accrued expenses and other liabilities	50,116	64,792
Deferred revenue	21,102	26,055
Lease liabilities	1,210	(120)
Net cash used in operating activities - continuing operations	(289,786)	(171,896)
Net cash used in operating activities - discontinued operations	(26,915)	(24,031)
Net cash used in operating activities	(316,701)	(195,927)

Cash flows from investing activities
Cash paid for acquisitions	-	(22,894)
Purchases of short term investments	(100,000)	-
Maturity of short term investments	100,000
Purchases of property and equipment	(1,130)	(3,409)
Capitalization of internal use software	(4,857)	(4,074)
Net cash used in investing activities - continuing operations	(5,987)	(30,377)
Net cash used in investing activities - discontinued operations	(6,436)	(45,795)
Net cash used in investing activities	(12,423)	(76,172)

Cash flows from financing activities
Proceeds from the issuance of common stock / At-the-Market offering, net of offering costs	292,123	140,446
Proceeds from convertible note, net of issuance costs	-	389,446
Proceeds from exercise of stock options	829	3,013
Proceeds from the exercise of common stock warrants	5,000	3,762
Repayments of notes payable and long-term borrowings	(1,682)	(24,709)
Net cash provided by financing activities - continuing operations	296,270	511,958
Net cash provided by financing activities - discontinued operations	-	-
Net cash provided by financing activities	296,270	511,958

Net increase in cash, cash equivalents and restricted cash	(32,854)	239,859
Cash, cash equivalents and restricted cash at beginning of period	376,080	136,221
Cash, cash equivalents and restricted cash at end of period	$343,226	$376,080

Supplemental disclosure of cash flows information:
Interest paid	13,786	8,017

Non cash financing and investing activities:
Conversion of Series AA preferred stock to common stock	-	406,665
Issuance of common stock in connection with acquisitions	-	107,053
Issuance of treasury stock in connection with acquisitions	-	8,538
Reclassification of the equity components of the 2026 Convertible Notes to liability upon adoption of ASU 2020-06	75,264	-
Cashless exercise of warrants	5,249	16,480
Accrued expenses - At-the-market offering	18	51

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Basis of Presentation – Continuing Operations

On October 17, 2022, Fubo dissolved its wholly owned subsidiary, Fubo Gaming Inc. In connection with the dissolution of Fubo Gaming, we concurrently ceased operation of Fubo Sportsbook, our business-to-consumer online mobile sportsbook. The results of operations of Fubo Sportsbook, and the assets and liabilities and the operations of our former wagering reportable segment, are presented as discontinued operations in our consolidated financial statements. With respect to our continuing operations, we operate as a single reportable segment. Financial information presented in this letter reflects Fubo’s results on a continuing operations basis, which excludes our former wagering reportable segment. Prior periods have been recast to conform to this presentation.

Key Performance Metrics and Non-GAAP Measures

Paid Subscribers

We believe the number of paid subscribers is a relevant measure to gauge the size of our user base. Total subscribers that have completed registration with Fubo, have activated a payment method (only reflects one paying user per plan), from which Fubo has collected payment from in the month ending the relevant period. Users who are on a free (trial) period are not included in this metric.

Average Revenue per User (ARPU)

Beginning in the third quarter of 2022, Average Revenue Per User (ARPU) is calculated using Subscription revenue and Advertising revenue on a GAAP basis. Previously, ARPU was calculated using Platform Bookings, which consisted of Subscription revenue and Advertising revenue, adjusted for deferred revenue.

We believe ARPU provides useful information for investors to gauge the revenue generated per subscriber on a monthly basis. ARPU, with respect to a given period, is defined as total Subscription revenue and Advertising revenue recognized in such period, divided by the average daily paid subscribers in such period, divided by the number of months in such period. Advertising revenue, like Subscription revenue, is primarily driven by the number of subscribers to our platform and per-subscriber viewership such as the type of, and duration of, content watched on platform. We believe ARPU is an important metric for both management and investors to evaluate the Company’s core operating performance and measure our subscriber monetization, as well as evaluate unit economics, payback on subscriber acquisition cost and lifetime value per subscriber. In addition, we believe that presenting a geographic breakdown for North America ARPU and ROW ARPU allows for a more meaningful assessment of the business because of the significant differences in both Subscription revenue and Advertising revenue generated on a per subscriber basis in North America when compared to ROW due to our current subscription pricing models and advertising monetization in the two geographic regions.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP measure defined as Net Loss from Continuing Operations, adjusted for depreciation and amortization, stock-based compensation, income tax benefit, other expenses, and one-time non-cash expenses.

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Adjusted EBITDA Margin

Adjusted EBITDA Margin is a non-GAAP measure defined as Adjusted EBITDA divided by Revenue.

Adjusted Net Loss

Adjusted Net Loss is a non-GAAP measure defined as Net Loss Attributable to Common Shareholders, adjusting for discontinued operations, stock-based compensation, change in fair value of warrants, amortization of debt discount, amortization of intangible assets and other non-cash items.

Adjusted EPS (Earnings per Share)

Adjusted EPS is a non-GAAP measure defined as Adjusted Net Loss divided by weighted average shares outstanding.

Gross Profit and Gross Margin (GAAP)

Gross Profit is defined as Revenue less Subscriber related expenses and Broadcasting and transmission. Gross Margin is defined as Gross Profit divided by Revenue. We believe these measures are useful because they represent key profitability metrics for our business and are used by management to evaluate the performance of our business, including measuring the cost to deliver our product to subscribers against revenue.

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Reconciliation of Key Performance Metrics and Non-GAAP Financial Measures

Certain measures used in this letter, including Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Loss and Adjusted EPS, are non-GAAP financial measures. We believe these are useful financial measures for investors as they are supplemental measures used by management in evaluating our core operating performance. Our non-GAAP financial measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. First, these non-GAAP financial measures are not a substitute for GAAP financial measures. Second, these non-GAAP financial measures may not provide information directly comparable to measures provided by other companies in our industry, as those other companies may calculate their non-GAAP financial measures differently.

The following tables include reconciliations of the non-GAAP financial measures used in this letter to their most directly comparable GAAP financial measures. We have recast our previously disclosed non-GAAP financial measures to only reflect the results from continuing operations, thereby removing the discontinued operations of our former wagering reportable segment

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fuboTV Inc.

Reconciliation of GAAP Subscription and Advertising Revenue to North America ARPU

(in thousands, except average subscribers and average per user amounts)

Year-over-Year Comparison

	Three Months Ended
	December 31, 2022	December 31, 2021
	As-Reported	As-Reported
Subscription Revenue (GAAP)	$284,864	$204,840
Advertising Revenue (GAAP)	33,853	26,107
Subtract:
ROW Subscription Revenue	(6,892)	(1,140)
ROW Advertising Revenue	(277)	(211)
Total	311,548	229,596
Divide:
Average Subscribers (North America)	1,380,956	1,054,933
Months in Period	3	3
North America Monthly Average Revenue per User (NA ARPU)	$75.20	$72.54

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fuboTV Inc.

Reconciliation of GAAP Subscription and Advertising Revenue to North America ARPU

(in thousands, except average subscribers and average per user amounts)

Full Year Comparison

	Years Ended
	December 31, 2022	December 31, 2021
	As-Reported	As-Reported
Subscription Revenue (GAAP)	$905,886	$564,441
Advertising Revenue (GAAP)	101,739	73,749
Subtract:
ROW Subscription Revenue	(23,207)	(1,450)
ROW Advertising Revenue	(1,134)	(211)
Total	983,284	636,529
Divide:
Average Subscribers (North America)	1,126,461	752,360
Months in Period	12	12
North America Monthly Average Revenue per User (NA ARPU)	$72.74	$70.50

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fuboTV Inc.

Reconciliation of GAAP Subscription and Advertising Revenue to ROW ARPU

(in thousands, except average subscribers and average per user amounts)

Three Months Ended
December 31, 2022
As-Reported
Subscription Revenue (GAAP)	$284,864
Advertising Revenue (GAAP)	33,853
Subtract:
North America Subscription Revenue	(277,972)
North America Advertising Revenue	(33,576)
Total	7,169
Divide:
Average Subscribers (ROW)	392,558
Months in Period	3
ROW Monthly Average Revenue per User (ROW ARPU)	$6.09

Note: Comparable information for the fourth quarter of 2021 is not presented for ROW ARPU because, until our acquisition of our French streaming service, Molotov, in December 2021, we primarily operated in North America and therefore we believe such a comparison would not provide useful information for investors in evaluating our business

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fuboTV Inc.

Reconciliation of GAAP Subscription and Advertising Revenue to ROW ARPU

(in thousands, except average subscribers and average per user amounts)

Years Ended
December 31, 2022
As-Reported
Subscription Revenue (GAAP)	$905,886
Advertising Revenue (GAAP)	101,739
Subtract:
North America Subscription Revenue	(882,679)
North America Advertising Revenue	(100,605)
Total	24,341
Divide:
Average Subscribers (ROW)	330,222
Months in Period	12
ROW Monthly Average Revenue per User (ROW ARPU)	$6.14

Note: Comparable information for 2021 is not presented for ROW ARPU because, until our acquisition of our French streaming service, Molotov, in December 2021, we primarily operated in North America and therefore we believe such a comparison would not provide useful information for investors in evaluating our business

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fuboTV Inc.

Reconciliation of Net Loss from Continuing Operations to Non-GAAP Adjusted EBITDA

(in thousands)

Year-over-Year Comparison

	Three Months Ended
	December 31, 2022	December 31, 2021
	As-Reported	As-Reported
Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA
Net loss from continuing operations	$(95,915)	$(95,442)
Depreciation and amortization	8,557	9,998
Stock-based Compensation	9,913	10,115
Other expense	2,530	2,882
Income tax benefit	(516)	(948)
Adjusted EBITDA	(75,431)	(73,395)

Adjusted EBITDA	(75,431)	(73,395)
Divide:
Revenue	319,315	231,077
Adjusted EBITDA Margin	-23.6%	-31.8%

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fuboTV Inc.

Reconciliation of Net Loss from Continuing Operations to Non-GAAP Adjusted EBITDA

(in thousands)

Full Year Comparison

	Years Ended
	December 31, 2022	December 31, 2021
	As-Reported	As-Reported
Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA
Net loss from continuing operations	$(425,045)	$(351,786)
Depreciation and amortization	36,731	37,666
Stock-based Compensation	52,454	53,150
One-time non-cash operating expenses	(1,162)	-
Other expense	14,854	26,190
Income tax benefit	(1,666)	(2,681)
Adjusted EBITDA	(323,834)	(237,461)

Adjusted EBITDA	(323,834)	(237,461)
Divide:
Revenue	1,008,696	638,370
Adjusted EBITDA Margin	-32.1%	-37.2%

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fuboTV Inc.

Reconciliation of Net Loss Attributable to Common Shareholders to Non-GAAP Adjusted Net Loss and Adjusted EPS

(in thousands)

Year-over-Year Comparison

	Three Months Ended
	December 31, 2022	December 31, 2021
	As-Reported	As-Reported
Net loss attributable to common shareholders	$(151,981)	$(111,961)
Subtract:
Net loss from discontinued operations	(56,167)	(16,540)
Net loss from continuing operations attributable to common shareholders	(95,814)	(95,421)

Net loss from continuing operations attributable to common shareholders	(95,814)	(95,421)
Stock-based Compensation	9,913	10,115
Other Non-GAAP Adj.*	-	(4,773)
Amortization of debt discount	632	4,235
Amortization of intangibles	8,241	9,658
Adjusted net loss from continuing operations	(77,028)	(76,186)

Weighted average shares outstanding:
Basic and diluted	200,129,461	148,052,682

Adjusted EPS from continuing operations	$(0.39)	$(0.50)

*Includes Change in fair value of warrant liabilities in 2021

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fuboTV Inc.

Reconciliation of Net Loss Attributable to Common Shareholders to Non-GAAP Adjusted Net Loss and Adjusted EPS

(in thousands)

Full Year Comparison

	Years Ended
	December 31, 2022	December 31, 2021
	As-Reported	As-Reported
Net loss attributable to common shareholders	$(561,477)	$(382,837)
Subtract:
Net loss from discontinued operations	(136,874)	(31,177)
Net loss from continuing operations attributable to common shareholders	(424,603)	(351,660)

Net loss from continuing operations attributable to common shareholders	(424,603)	(351,660)
Stock-based Compensation	52,454	53,150
Other Non-GAAP Adj.*	1,701	(2,659)
Amortization of debt discount	2,476	14,928
Amortization of intangibles	35,484	36,924
Adjusted net loss from continuing operations	(332,488)	(249,317)

Weighted average shares outstanding:
Basic and diluted	182,472,069	137,498,077

Adjusted EPS from continuing operations	$(1.83)	$(1.81)

*Includes Change in fair value of warrant liabilities

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# # #

Contacts

Investor Contacts:

Alison Sternberg, Fubo

asternberg@fubo.tv

JCIR for Fubo

ir@fubo.tv

Media Contacts:

Jennifer L. Press, Fubo

jpress@fubo.tv

Bianca Illion, Fubo

billion@fubo.tv

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